Exhibit 10.5

I

FORM OF AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

II

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (this “Agreement”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between CITY OFFICE DEVELOPMENT, LLC, a Delaware limited liability company (“Buyer”), and a Delaware limited partnership (“Seller”)1. The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)		DESCRIPTION

1.	Effective Date (Introductory Paragraph):	July 19, 2017.

2.	Buildings (Recital A):	The buildings located on the “Land” situated in the City of San Diego, County of San Diego, California (each, a “Building,” and collectively, the “Buildings”).

3.	Broker (Section 15):	None.

4.	Buyer’s Notice Address (Section 14):

City Office Development, LLC

1075 W. Georgia Street, Suite 2010

Vancouver, BC V6E 3C9

Attn: Mr. Dave Seeley

Fax No.: (614)-687-0769

Email: dseeley@cityofficereit.com

With a copy to:

Miller, Canfield, Paddock and Stone, P.L.C.

101 N. Main Street, 7th Floor

Ann Arbor, MI 48104

Attention: Joseph M. Fazio

Fax No.: (734) 747-7147

E-mail: fazio@millercanfield.com

1 The legal name of the Seller has been removed throughout in order to preserve the Seller’s confidentiality at the Seller’s request.

5.	Purchase Price (Section 2.1):	$174,500,000.00

6.	Initial Deposit (Section 2.2.1):	$5,000,000.00

7.	Additional Deposit (Section 2.2.2):	$5,000,000.00

8.	Escrow Holder and Escrow Holder’s Notice Address (Section 3):

Fidelity National Title Insurance Co.

1300 Dove Street, Suite 310

Newport Beach, California 92660

Attn:  Valerie Rapp

VP, National Commercial Services

Fax No.: (866) 935-6314

E-Mail: Valerie.rapp@fnf.com

9.	Contingency Date (Section 4.1):	Wednesday, August 2, 2017

10.	Closing Date (Section 3.2):	Thursday, September 28, 2017, subject to extension as set forth in Section 3.2.1, below.

11.	Estoppel Certificate Percentage (Section 4.3.2):	Seventy-five percent (75%) of the leased rentable square footage of the Buildings (inclusive of “Estoppel Certificates” for each of the “Major Tenants,” as those terms are defined in, and pursuant to the terms of, Section 4.3.2, below).

12.	Title Company (Section 4.2):

Fidelity National Title Insurance Co.

1300 Dove Street, Suite 310

Newport Beach, California 92660

Attn:  Justin VanderVeen,

VP, Nat’l Commercial Services

Fax No.: (866) 477-3616

E-Mail: Justin.vanderveen@fnf.com

III

RECITALS

A. Seller owns those certain parcels of land located in the City of San Diego, County of San Diego, State of California and which is more particularly described on Exhibit A attached hereto (the “Land”), which Land is improved with the Buildings (other than an unimproved portion of the Land).

B. Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller’s right, title and interest in and to the following:

i. The Land and all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the “Improvements,” as defined below, including, without limitation, Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

ii. The Building, associated parking and landscaped areas and all other improvements located on the Land (the “Improvements”);

iii. To the extent they are in effect on the Closing Date, all leases, licenses and occupancy agreements covering the Land and Improvements, a list of which is attached hereto as Exhibit I and any new leases which may be entered into with Buyer’s approval subsequent to the Effective Date and other new leases or amendments to leases permitted hereunder (said leases and agreements, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the “Leases”), subject to the exclusions contained in paragraph vi below;

iv. The Approved Contracts (as hereinafter defined);

v. All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller and located on, and used solely in connection with the operation and maintenance of, the Real Property, which Personal Property shall be more particularly identified in Schedule 1 to Exhibit G-1 attached hereto; provided, however such Personal Property expressly excludes the “Seller Retained Personal Property” identified on Exhibit G-2; and

vi. To the extent assignable, any intangible property issued to, or otherwise owned by, Seller in connection with the foregoing (i.e., the Real Property, Leases, Personal Property and applicable Contracts), warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property but excluding (i) any right to the use or ownership of any other similar name; (ii) any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing, unless and to the extent otherwise expressly provided in this Agreement to the contrary, and (iii) the rights of Seller to rents and other income from tenants and other third parties for the period prior to the Closing Date, unless and to the extent otherwise expressly provided in this Agreement to the contrary (collectively, the “Excluded Rights”), (the “Intangible Personal Property”). The Real Property, the Improvements, the Personal Property, the Approved Contracts, Seller’s interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

C. Prior to the Contingency Date (and thereafter, as applicable), Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2, below (collectively, the “Due Diligence Investigations”).

IV

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1. Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

2. Purchase Price.

2.1 Purchase Price. Subject to the terms, conditions and provisions of this Agreement, Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2 (as increased or decreased by prorations and adjustments as herein provided).

2.2 Deposit.

2.2.1 Initial Deposit. Within one (1) business day following the “Opening of Escrow,” as that term is defined in Section 3.1, below, Buyer shall deliver to Escrow Holder the Initial Deposit. The Initial Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Seller and Buyer deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. The term “Deposit” hereunder shall include all interest so earned thereon. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow. Provided that Buyer has affirmatively elected to proceed beyond the “Property Approval Period,” as that term is defined in Section 4.1.2, below) pursuant to Section 4.1.4, below, then upon the expiration of the Property Approval Period, the Initial Deposit shall become non-refundable except as otherwise provided in this Agreement. If prior to the expiration of the Property Approval Period Buyer delivers a Termination Notice or otherwise fails to deliver Buyer’s Notice to Proceed, then this Agreement shall be automatically terminated and the Initial Deposit, together with all interest accrued thereon, shall be returned to Buyer. If this Agreement has not been so terminated, then, after the expiration of the Property Approval Period, the Initial Deposit together with interest accrued thereon shall be: (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated, and the provisions of Sections 4.4 or 13 apply, (B) this Agreement is terminated because of a breach by Seller, or (C) any other provision of this Agreement expressly provides that Buyer is entitled to a return of the Deposit.

2.2.2 Additional Deposit. Provided that Buyer has not delivered a Termination Notice and has delivered the Buyer’s Notice to Proceed prior to the expiration of the Property Approval Period, Buyer shall deliver to Escrow Holder the Additional Deposit on or before expiration of such Property Approval Period (the Additional Deposit, together with the Initial Deposit and any “Extension Deposit” (as set forth in Section 3.2.1, below), shall be hereafter referred to as the “Deposit”). Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement. The Additional Deposit (and Extension Deposit, if applicable) together with interest accrued thereon shall be (i) applied and credited toward payment of the Purchase Price at the

Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated and the provisions of Sections 4.4 or 13 apply, (B) this Agreement is terminated because of a breach by Seller, or (C) any other provision of this Agreement expressly provides that Buyer is entitled to a return of the Deposit.

2.3 Cash Balance. Prior to 10:00 a.m. (Pacific time) on the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier’s check in the amount of the balance of the Purchase Price, plus or minus Buyer’s share of expenses and prorations as described in this Agreement.

2.4 Independent Consideration. Concurrently with Buyer’s execution of this Agreement, Buyer shall deliver to Seller, by means of a wire transfer via Escrow, an amount equal to One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be deemed fully earned by Seller upon the Effective Date hereof, shall be promptly forwarded by Escrow Holder to Seller and is not refundable under any circumstances.

3. Escrow and Title.

3.1 Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed original of this Agreement to Escrow Holder (which delivery may be in counterparts), and the date of Escrow Holder’s receipt thereof is referred to as the “Opening of Escrow”; provided, however, the parties’ electronic delivery of such counterparts may be used for the Opening of Escrow to the extent their “wet-ink” original counterparts are concurrently delivered to Escrow Holder via Federal Express or other overnight courier or personal delivery. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2 Close of Escrow/Closing. For purposes of this Agreement, the “Close of Escrow” or the “Closing” shall mean the date on which the “Deed” (as defined in Section 5.1.1, below) is recorded in the Official Records of the County where the Land is located (the “Official Records”), or if the Closing occurs with Seller’s consent prior to date on which the Deed is recorded as a part of a “gap” closing, the date on which such gap Closing occurs. The Close of Escrow shall occur on the Closing Date, subject to extension of the Closing as provided in the other provisions of this Agreement.

3.2.1 Extension of Closing Date. Buyer shall have one (1) option to extend the date of the Closing for a period of up to thirty (30) days following the otherwise scheduled Closing Date (the “Extension Option”). Buyer shall exercise the Extension Option, if at all, by delivering written notice to the Seller and Escrow Holder at least five (5) business days prior to the otherwise scheduled Closing Date (the “Option Exercise Notice”), which Option Exercise Notice shall specify the extended Closing Date. In addition, Buyer’s exercise of the Extension Option shall only be effective if, within two

(2) business days following the date of Buyer’s delivery of the Option Exercise Notice, Buyer delivers to Escrow Holder an additional deposit equal to Five Million and No/100 Dollars ($5,000,000.00) (the “Extension Deposit”). The Extension Deposit shall be part of the Deposit hereunder and applied pursuant to the terms of Section 2.2.2, above.

3.3 Title Insurance. At the Close of Escrow, and as a condition precedent thereto, the Title Company shall issue to Buyer an ALTA (2006 form) extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) with liability in the amount of the Purchase Price, showing fee simple title to the Property vested in Buyer, including “gap” coverage, if applicable, and subject only to (i) exceptions approved or deemed approved by Buyer pursuant to Section 4.2, (ii) the Leases, (iii) non-delinquent real property taxes and special assessments, and (iv) any exceptions arising from Buyer’s actions, local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property (collectively, the “Permitted Exceptions”). Subject to the terms of Section 4.2, Buyer shall be responsible to have prepared and delivered to the Title Company an ALTA survey of the Property, at Buyer’s expense; provided, however, if Buyer fails to so provide an ALTA survey for the Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued on the Close of Escrow shall be an ALTA extended coverage Owner’s Policy of Title Insurance which shall include a general survey exception. Buyer shall pay the additional premium for extended coverage in excess of a standard CLTA policy and any endorsements requested by Buyer. Without limitation of the foregoing condition precedent to the Close of Escrow or the terms of Section 4.2 below, the Property Approval Period and Close of Escrow shall not be extended due to Buyer’s Title Policy requirements, except as otherwise agreed to by the Seller and Buyer.

4. Contingencies; Conditions Precedent to the Close of Escrow.

4.1 Buyer’s Review.

4.1.1 Delivery of Due Diligence Materials by Seller. To the extent within the possession or control of Seller, within three (3) business days following the Opening of Escrow, Seller shall make available (or continue to make available, if applicable) to Buyer and Buyer’s representatives vis-à-vis Seller’s online due diligence room relating to the Property for Buyer’s inspection and downloading and/or at Seller’s offices for inspection and right to copy, at Buyer’s expense, any environmental studies, soils studies, plans, specifications, maps, past surveys and other similar materials relating to the physical and environmental condition of the Property (“Reports”), excluding any privileged, confidential or proprietary materials or information (including, without limitation, internal memoranda of Seller, budgets, financial analyses or projections (other than current operating budgets), appraisal reports, organizational, financial and other documents relating to Seller or its affiliates, or any report or studies that have been superseded by subsequent reports or studies). Seller makes no representations or warranties regarding the sufficiency, truthfulness, completeness or accuracy of the Reports or that the Reports are complete copies of the same. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer’s convenience in making its own examination and determination prior to the Contingency Date as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation, verification and evaluation of every aspect of the Property and not upon any of the Reports or materials supplied by Seller.

Without limiting the generality of the foregoing, within three (3) business days following the Opening of Escrow, Seller shall also make available (or continue to make available, if applicable) vis-à-vis Seller’s online due diligence room relating to the Property and/or at Seller’s offices for review and copying, at Buyer’s expense, the following due diligence items (together with the Reports, collectively, “Due Diligence Items”): (i) to the extent in the possession of Seller or Seller’s property manager, any plans and specifications and elevator and generator permits for the Property, (ii) copies of all service contracts or service agreements relating to the operation and maintenance of the Property including, without limitation, the service contracts set forth on Exhibit J hereto (but expressly excluding any contracts Seller determines are “master contracts” affecting properties other than the Property, which shall in all circumstances constitute “Disapproved Contracts” (as set forth in Section 4.1.3, below) under this Agreement) (collectively, the “Contracts”); (iii) property tax bills for the last three (3) fiscal tax years (or, if the Property has been owned by Seller for less than three (3) years, for such period of Seller’s ownership), and the property tax bill for the current year to the extent in the possession of Seller; (iv) a current operating budget and operating statements for the Property for the last two (2) calendar years and the current year-to-date; (v) to the extent in the possession of Seller, any existing ALTA surveys (unless superseded by the “Updated Surveys,” as that term is defined below); (vi) a rent roll for the Property, dated as of July 1, 2017, and copies of all Leases, together with all amendments, modifications, and supplements thereto, and tenant correspondence that is available onsite at Seller’s offices in hard files; and (viii) a statement of, and information regarding, historical capital expenditures and improvements for the last three (3) calendar years. In no event shall Seller be obligated to provide to Buyer any confidential or proprietary information, any appraisal or other valuation information or any documents or information subject to attorney-client privilege or that constitute attorney work product. Seller acknowledges Buyer may desire to (a) discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and other third parties, and (b) conduct customary tenant interview with tenants under the Leases (such third parties and tenants under the Leases are, collectively, the “Third Parties”). In this regard, Buyer is permitted to contact all necessary Third Parties, and discuss Due Diligence Items with such Third Parties (subject to Buyer’s confidentiality obligations hereunder); provided, however, that Buyer shall first provide Seller with written notice (which may be made by email) and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. With respect to discussions with any tenant, Buyer shall give Seller not less than two (2) business days prior notice of its desire to meet with a certain tenant; (ii) Seller shall arrange the meeting with such tenant, and Buyer shall have no right to contact such tenant directly; (iii) Buyer shall not disclose to any tenant any of the terms or conditions which are set forth in this Agreement; (iv) Seller shall have the right to have a representative present at all times during each meeting with a tenant; and (v) Buyer shall not enter into any agreement with or make any commitment of any nature whatsoever to any tenant that would in any way be binding upon Seller. Notwithstanding anything to the contrary contained herein, Buyer may freely contact and communicate with state, county, and municipal and other governmental and quasi-governmental authorities in connection with publically available information regarding the Property. Seller shall, within one (1) business day following any such upload, but in no event later than one (1) business day prior to the Contingency Date, notify Purchaser (which notification shall be made by e-mail) of any item that is first uploaded to Seller’s online due diligence room or otherwise made available for review at Seller’s offices (to the extent not otherwise uploaded) after the Effective Date or that relates to the Property.

Notwithstanding the foregoing, in the event that Seller delivers notice of any new and material Due Diligence Items (“New Due Diligence Items”) to Buyer after the date that is three (3) business days prior to the Contingency Date (the “New Due Diligence Items Date”), the Property Approval Period, as it exclusively applies to such New Due Diligence Items, shall be extended by the number of days after the New Due Diligence Items Date that Seller delivers such New Due Diligence Items.

4.1.2 Entry Rights. Between the Effective Date and the Contingency Date (the “Property Approval Period”) and thereafter during the pendency of this Agreement, subject to the rights of tenants under the Leases, Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property. Buyer, in Buyer’s sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period and whether Buyer can secure appropriate financing thereon. Buyer shall provide Seller with at least two (2) business days’ prior email notice or telephone notice with a confirmation email of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Seller shall have the right to be present at any such inspections or testings. Prior to conducting any inspections or testing, Buyer or its consultants shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) for liability coverage (plus Medical Expenses coverage with a limit of not less than Five Thousand and No/100 Dollars ($5,000.00) per incident), and not less than Two Million Dollars ($2,000,000) for property damage. In addition, prior to conducting any inspections or testing, Buyer or its consultants shall also deliver to Seller proof of (i) statutory Worker’s Compensation and (ii) Employer’s Liability Insurance with minimum limits of not less than One Million and No/100 Dollars ($1,000,000.00) each accident/employee/disease. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air or paint sampling or any intrusive or destructive testing of the Property, including, without limitation, a “Phase II” environmental assessment (collectively, the “Intrusive Tests”), without in each instance first obtaining Seller’s prior written consent thereto, which consent Seller may give or withhold in Seller’s sole and absolute discretion; provided, however, that if any “Phase I” environmental assessment identifies a recognized environmental condition or the potential for soil contamination and recommends further testing, Seller’s consent to a Phase II environmental assessment, the consultant performing such assessment, and the corresponding scope of work relating to such recommendation, may not be unreasonably withheld, conditioned or delayed. If Seller fails to advise Buyer of its approval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller’s disapproval thereof. Buyer shall restore the Property to substantially its original condition, ordinary wear and tear and casualty excepted, immediately after any and all testing and inspections conducted by or on behalf of Buyer. Buyer hereby agrees to indemnify, defend and hold the Seller Group (as defined below), and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer’s agents, employees, contractors or consultants; provided, however, such indemnification obligation shall not be applicable to the extent of (i) Buyer’s mere discovery of any pre-existing adverse physical condition at the Property, (ii) any such costs, loss, damages or expenses to extent arising out of the negligence or willful misconduct of Seller or any other member of the Seller Group, or (iii) any consequential, punitive, or specials damages. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be relieved of its obligation to indemnify, defend and hold harmless Seller in the event that any pre-existing condition is aggravated by Buyer and/or Buyer’s representatives in connection with any inspection of the Property; provided, however, that such obligation of Buyer shall be limited to the extent of Buyer’s aggravation of the pre-existing condition. Buyer’s indemnification obligations under this section shall survive the Close of Escrow or any termination of this Agreement. Buyer agrees that the provisions of this Section 4.1.2 shall supersede any prior access agreements between Buyer (or its affiliate) and Seller, as of the date of this Agreement.

4.1.3 Contracts. Seller shall terminate, at its sole cost, expense, and liability, all Contracts at or prior to the Closing (the “Disapproved Contracts”); provided, however, in no event shall Seller be required to terminate any Contracts which by their terms are not terminable prior to the Closing or otherwise not terminable without payment by Seller of a penalty, charge or premium (“Non-

Terminable Contracts”), a true, correct, and complete list of which Non-Terminable Contracts is included on Exhibit J attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary contained herein, all property management, listing, and brokerage agreements shall be deemed Disapproved Contracts and shall in no event constitute Non-Terminable Contracts, regardless of the terms thereof. Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing. Notwithstanding the foregoing, Buyer may elect, by written notice to Seller delivered prior to the expiration of the Property Approval Period, to assume one or more Contracts at Closing (such Contracts, together with the Non-Terminable Contracts (collectively, the “Approved Contracts”) shall be assigned by Seller to Buyer at the Closing. Seller shall assign its rights and interests under the Approved Contracts to Buyer at the Closing pursuant to the Assignment of Contracts and Assumption Agreement, in substantially the form attached hereto as Exhibit F and made a part hereof.

4.1.4 Termination. If Buyer determines, in its sole and absolute discretion, that it disapproves the Property, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder (the “Termination Notice”) prior to 5:00 p.m. (Pacific time) on the Contingency Date, and upon such timely delivery of such Termination Notice this Agreement shall be automatically terminated and the Deposit, together with all interest accrued thereon, shall be returned to Buyer. Without limitation of the immediately preceding sentence, in the event Buyer fails to deliver to Seller and Escrow Holder on or before the expiration of the Property Approval Period a written notice of its affirmative election to proceed beyond the Property Approval Period (“Buyer’s Notice to Proceed”), together with the delivery to Escrow of the Additional Deposit, then such failure shall have the same effect as though Buyer delivered a Termination Notice prior to the expiration of the Property Approval Period, and this Agreement shall be automatically terminated and the Deposit, together with all interest accrued thereon, shall be returned to Buyer.

4.1.5 Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller (or shall otherwise destroy) all documents, information and other materials supplied by Seller to Buyer, and, in the event Buyer does not purchase the Property for any reason other than a termination pursuant to Section 16.1 of this Agreement, at Seller’s written request, without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by or on behalf of Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement, at no charge to Seller (except for any reproduction, copying, or delivery costs charged by such consultants, which shall be paid by Seller); provided, however, in no event shall Buyer be obligated to deliver to Seller any documents, materials, or information that are confidential, proprietary, privileged, or that constitute attorney work product. Notwithstanding the foregoing, Buyer shall be entitled to retain copies of such documents supplied by Seller to Buyer to the extent required for audit purposes.

4.2 Title Report and Additional Title Matters. Within five (5) business days after the Effective Date, Seller shall cause Title Company to deliver to Buyer one or more preliminary title reports for the Property (collectively, the “PTR”), and copies of all underlying title documents described in the PTR. Additionally, as soon as is practicable after the Opening of Escrow, Seller shall deliver to Buyer, at Seller’s sole cost and expense, one or more ALTA/NSPS Land Title Surveys covering the Real Property performed by one or more surveyors or engineers licensed by, or otherwise legally qualified to perform such surveys in, the State of California, which shall be dated within thirty (30) days of the Effective Date, and which shall include the following Table A items: 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11, 13, 14, 16, 17, 19, and 20 (collectively, the “Updated Surveys”); provided, however, following the initial delivery of such Updated Surveys to Buyer, Seller shall thereafter use commercially reasonable efforts to cause the surveyors to address Buyer’s comments on, and requests for revisions to, such Updated Surveys. Buyer shall have until the date that is five (5) business days following its receipt of all of the PTR, underlying title documents described therein, and the Updated Surveys (the “Interim Date”) to provide written notice (the “Title Notice”) to Seller and Escrow Holder of any matters shown by the PTR, underlying title documents, or Updated Surveys which are not satisfactory to Buyer. If Seller has not received such written notice from Buyer by the Interim Date, that shall be deemed Buyer’s unconditional approval of the condition of title to the Property. Notwithstanding the foregoing to the contrary, all liens secured by deeds of trust securing loans made to Seller, mechanics’ liens relating to work pursuant to any agreements to which Seller is a party, judgment liens against Seller, delinquent taxes and all judgment liens against Seller securing an ascertainable amount and arising by, through, or under any parties other than the Buyer or any tenants under the Leases (herein “Monetary Liens”) shall be removed by Seller on or before the Closing Date, Buyer shall have no obligation to affirmatively object to the same in the Title Notice, and in no event shall any Monetary Liens constitute Permitted Exceptions. Except with respect to the removal of all Monetary Liens, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. To the extent Buyer timely delivers a Title Notice, then Seller shall deliver, on or before that date that is three (3) business days following the delivery or the Title Notice, written notice to Buyer and Escrow Holder identifying which disapproved items (other than Monetary Liens) Seller shall undertake to cure or not cure (“Seller’s Response”). If Seller does not timely deliver a Seller’s Response, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Title Notice, Buyer shall have until the date that is two (2) business days following its receipt of Seller’s Response to notify Seller and Escrow Holder, in writing, of Buyer’s election to either (i) waive the objection or (ii) terminate this Agreement and the Escrow. If Seller and Escrow Holder have not received written notice from Buyer by the Contingency Date, that shall be deemed Buyer’s election to terminate this Agreement under subpart (ii) above; provided, however, Buyer’s timely delivery of Buyer’s Notice to Proceed in accordance with Section 4.1.4, above, shall be deemed Buyer’s approval of the actual or deemed Seller’s Response. Except for Monetary Liens, all matters shown in the PTR and Updated Surveys with respect to which Buyer fails to give a Title Notice on or before the Interim Date shall be deemed to be approved by Buyer.

4.3 Conditions Precedent to Buyer’s Obligations:

4.3.1 Title Policy. On or before the Closing, Title Company shall have irrevocably committed to issue to Buyer the Title Policy described in Section 3.3.

4.3.2 Tenant Estoppel Certificates. On or before the date which is three (3) business days prior to the Closing Date (the “Estoppel Delivery Date”), Seller shall have delivered to Buyer an Estoppel Certificate in the form of Exhibit E-1 attached hereto (or in the form a tenant is required to deliver under its Lease if the Lease specifies a specific, attached form of estoppel certificate) (the “Estoppel Certificate”) from (i) all Major Tenants (except as otherwise provided below) and (ii) any additional tenants who, collectively with such Major Tenants, lease no less than the Estoppel Certificate Percentage (the “Estoppel Delivery Condition”). Prior to delivering Estoppel Certificates to the tenants for execution (which in no event shall occur prior to August 15, 2017; provided, however, if Buyer exercises its Extension Option in accordance with Section 3.2.1 of this Agreement prior to August 15, 2017, then Seller shall delay the delivery of the Estoppel Certificates to the tenants until the date that is forty-five (45) days prior to the extended Closing Date), Seller shall first deliver drafts thereof to Buyer for its review and approval, which drafts shall be deemed approved by Buyer if Buyer fails to comment on such drafts within three (3) business days of Buyer’s receipt of the same. In the event Seller is unable to obtain Estoppel Certificates sufficient to satisfy the Estoppel Delivery Condition by the Estoppel

Delivery Date, Buyer may elect to (A) extend the Estoppel Delivery Date by up to thirty (30) days (thereby automatically extending the Closing Date by the same amount of time), (B) terminate the Agreement and Escrow pursuant to Section 4.4, below, or (C) waive such condition and proceed to the Closing. To the extent that an Estoppel Certificate executed by a tenant is a “Non-Complying Tenant Estoppel Certificate” (as defined in the following sentence), Buyer shall have two (2) business days after receipt of such Non-Complying Estoppel Certificate to approve or disapprove the applicable Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof). A “Non-Complying Tenant Estoppel Certificate” means an Estoppel Certificate which (a) discloses material adverse terms of the applicable Lease that were not disclosed to Buyer (whether in the applicable Lease, this Agreement or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (b) alleges a material default of Seller (as landlord) under the applicable Lease, (c) discloses a material dispute between the landlord and a tenant in connection with the applicable Lease, or (d) is not (or will not be) dated within forty-five (45) days of the Closing Date; provided, however, that any Estoppel Certificate that would otherwise satisfy this subsection (d) and that becomes “stale” solely by reason of Buyer’s exercise of its Extension Option shall be deemed to satisfy this subsection (d). Notwithstanding anything to the contrary contained herein, Seller shall use commercially reasonable efforts to obtain Estoppel Certificates from all tenants under the Leases. If Seller is unable to obtain enough Estoppel Certificates to achieve the Estoppel Certificate Percentage by the Estoppel Delivery Date, Seller may (but is not required to) deliver estoppel certificates (each, a “Seller Estoppel Certificate”) substantially in the form of Exhibit E-2 attached hereto (or such other form or requirements as may be provided for in the applicable Lease) executed by Seller covering such leases as are sufficient, when aggregated with the Estoppel Certificates previously delivered to Buyer, to satisfy the Estoppel Certificate Percentage, provided that Buyer shall not be obligated to accept Seller Estoppel Certificates that (1) collectively cover in excess of ten percent (10%) of the area of the Property actually rented to tenants, or (2) cover any Major Tenant. Seller’s representations and warranties in any Seller Estoppel Certificates will survive the Closing, subject to the limitations contained in this Agreement with respect to all other representations of Seller. In the event that Buyer receives an estoppel certificate from a tenant complying with the requirements of this Section and for which Seller previously delivered a Seller Estoppel Certificate, Seller shall be automatically released from any liability or obligation under Seller’s Estoppel Certificate.

4.3.3 Seller’s Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.

4.3.4 Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date except for (i) any inaccuracies therein known by Buyer prior to the Contingency Date, (ii) any changes in circumstances contemplated or permitted by this Agreement and (iii) except that the representations and warranties in Section 11.5 shall not be deemed remade at Closing and any change in such representations and warranties subsequent to the date hereof shall not give Buyer the right to terminate the Agreement, to a return of the Deposit or to any other rights or remedies against Seller, except, in each case, for the Lease-related representations and warranties otherwise expressly set forth in Section 11.12.

4.4 Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3. If Buyer delivers (or is deemed to have delivered) a Termination Notice or if Buyer terminates this Agreement by notice to Seller because of the failure of such conditions precedent, then (i) Escrow Holder shall return the Deposit to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with

Buyer’s written instructions within three (3) business days following such termination, (ii) Seller and Buyer shall each pay one-half (1/2) of any Escrow cancellation fees or charges, and (iii) except for Buyer’s indemnity and confidentiality obligations and any other provisions under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.5 Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and (ii) Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2, above.

5. Deliveries to Escrow Holder.

5.1 Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (or other date specified) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1 Deed. A Grant Deed (the “Deed”) in the form of Exhibit B attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller’s fee simple interest in the Real Property to Buyer;

5.1.2 Non-Foreign Certifications. Certificates duly executed by Seller in the forms of Exhibits C-1 and C-2 attached hereto (the “Tax Certificates”);

5.1.3 Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases in the form of Exhibit D attached hereto pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Leases (the “Lease Assignment”);

5.1.4 Assignment of Contracts and Assumption Agreement. Two (2) counterparts of the Assignment of Contracts and Assumption Agreement (“Assignment of Contracts”) duly executed by Seller in the form attached hereto as Exhibit F pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Approved Contracts;

5.1.5 Bill of Sale. Two (2) counterparts of a Bill of Sale (“Bill of Sale”) duly executed by Seller in the form attached hereto as Exhibit G-1 conveying Seller’s right, title and interest in and to the Personal Property;

5.1.6 General Assignment. Two (2) counterparts of a General Assignment duly executed by Seller in the form of Exhibit H attached hereto (the “General Assignment”);

5.1.7 Tenant Letter. A letter (“Tenant Notice Letter”) signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer, the transfer of such tenant’s security deposit to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer. Notwithstanding the foregoing, the Tenant Notice Letters shall not be delivered through Escrow but shall be sent directly by Seller to the tenants upon the Closing;

5.1.8 Letters of Credit. In accordance with Section 8.4, below, such transfer documentation as may be necessary to transfer all tenant security deposits held by Seller under the Leases in the form of a letter of credit (“Letters of Credit”) or any other non-cash form, together with all original Letters of Credit (“LC Documentation”);

5.1.9 Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company;

5.1.10 Turnover. To the extent Seller is obligated under this Agreement to deliver the Personal Property and any materials, items or any other portion of the Property (e.g., keys, equipment manuals, on-site equipment, etc.) to Buyer as of the Closing, Seller shall do so either by (i) delivering the same directly to Buyer outside of Escrow, or (ii) leaving such materials and items at the management office located at the Property in an organized and readily accessible manner; provided, however, with respect to the Approved Contracts and the Leases and any Lease-related files maintained by Seller, Seller shall, to the extent in the possession of Seller, any affiliate of Seller or Seller’s property manager, deliver originals of the same to Buyer upon the Closing. Without limitation on the foregoing, Seller shall at Closing, to the extent in Seller’s, any affiliate of Seller’s or Seller’s property manager, possession as of the Closing, deliver (or leave at the Property) copies of utility bills, real property tax bills, operating statements and records which are material to the continued operation and leasing of the Property (excluding any privileged, confidential or proprietary documents) for the period of Seller’s ownership of the Property preceding the Closing.; and

5.1.11 Other Documents. Such other duly executed instruments and documents as may be reasonably necessary or customary to consummate the transaction contemplated hereby, including, without limitation, a commercially reasonable owner’s affidavit in the form required by Title Company and a closing statement evidencing, among other things, the prorations and adjustments to be made pursuant to this Agreement (the “Closing Statement”).

5.2 Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (except as otherwise set forth hereinbelow) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1 Buyer’s Funds. Prior to 10:00 a.m. (Pacific time) on the Closing Date, the balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2 Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer;

5.2.3 Assignment of Contracts. Two (2) counterparts of the Assignment of Contracts duly executed by Buyer;

5.2.4 Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.5 General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.6 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company; and

5.2.7 Other Documents. Such other duly executed instruments and documents as may be reasonably necessary or customary to consummate the transaction contemplated hereby, including, without limitation, the Closing Statement.

6. Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1 Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2 Prorations. Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by the parties;

6.3 Recording. Cause the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties;

6.4 Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7, below. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Close of Escrow. Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions.

6.5 Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price, which shall be disbursed in accordance with Section 6.4 above and this Section 6.5) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.6 Documents to Seller. Deliver to Seller counterpart originals of the Lease Assignment, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and a conformed recorded copy of the recorded Deed;

6.7 Documents to Buyer. Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Lease Assignment, Assignment of Contracts, Bill of Sale and General Assignment appropriately executed by Seller, originals of the LC Documentation, a conformed recorded copy of the Deed, and, when issued, the Title Policy; and

6.8 Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

7. Costs and Expenses. Seller shall pay through Escrow (i) that portion of the Title Policy premium for standard CLTA owner’s coverage, (ii) all state, county, and municipal documentary and/or transfer taxes, (iii) one-half ( 1⁄2) of the Escrow Holder’s fee, and (iv) for the cost of the draft Updated Surveys submitted to Buyer pursuant to Section 4.2, above, inclusive of the initial certification of such Updated Surveys to Buyer. In addition, Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (w) all document recording charges for the Deed, (x) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer, (y) one-half ( 1⁄2) of the Escrow Holder’s fee, and (z) all charges for any modifications, endorsements, re-certifications (e.g., to Buyer’s lenders) or further Buyer-requested changes to the Updated Surveys. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8. Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:

8.1 Ad Valorem Taxes. All real estate and personal property taxes attributable to the Property for years prior to Closing shall be paid in full by Seller at or prior to Closing. Seller shall be charged with all such taxes up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the fiscal tax year in which Closing occurs, the estimated proration of real estate and/or personal property taxes, as the case may be, will be calculated at 102% of the rate and assessments for the preceding fiscal tax year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2 Excise, Transfer and Sales Taxes. Seller will be responsible for the payment of all excise, transfer, sales and use taxes imposed with respect to the conveyance of the Personal Property contemplated by this Agreement and will indemnify, defend and hold Buyer harmless from the payment of such taxes; provided, however, Seller shall have the right to reasonably designate the value of such Personal Property.

8.3 Lease Rentals. All non-delinquent rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases and other income of the Property will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date. No proration will be made with respect to any delinquent rents of any kind receivable from the Leases for any period before Closing. All amounts collected by Seller or Buyer subsequent to Closing relating to delinquent rents or other income from the Property will be promptly remitted to Buyer (if collected by Seller) and applied first to the rental or other income period in which the Closing occurred, second to any then-current rental or other income period following the Closing and any delinquent rental accruing following the Closing, and third to satisfy delinquent rental or other income obligations for any period before Closing not prorated at Closing, with any such applicable amounts remitted (as needed) to the party entitled to such amounts as set forth hereinabove. Seller will retain all ownership rights relating to any such delinquent rents or income attributable to the period prior to the Closing; if Buyer has not collected the same within sixty (60) days from the Closing Date, then Seller may take such action as it deems necessary to collect such delinquent rents or other income, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent rents, but not including any action for unlawful detainer or other action seeking to terminate such tenant’s occupancy of its premises or such tenant’s Lease. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the “Tenant Charges”) on an estimated basis, then the Tenant Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and Seller shall provide a proposed reconciliation for Buyer’s approval. Seller shall have a period of one hundred eighty (180) days following the actual Closing Date to provide Buyer with a final reconciliation of Tenant Charges (“Final Reconciliation”), which shall be subject to Buyer’s review and approval, not to be unreasonably withheld. Buyer agrees to provide Seller with reasonable accounting records or a copy of the general ledger for Buyer’s 2017 ownership period to be used by Seller when preparing the Final Reconciliation. If the Final Reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer, together with the delivery of the Final Reconciliation of the Tenant Charges. If the Final Reconciliation shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within thirty (30) days after Buyer’s receipt of such Final Reconciliation. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the Final Reconciliation thereof, the proration of such Tenant Charges pursuant to the Final Reconciliation being conclusively presumed to be accurate. After the Final Reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases. The foregoing covenants made by the parties with respect to the Final Reconciliation of the Tenant Charges shall survive the Closing.

8.4 Security Deposit. Buyer shall be credited and Seller shall be charged with the balance of any unapplied security deposits held by Seller under the Leases as of the Effective Date and any security deposits paid to Seller after the Effective Date. With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, then at least one (1) business day prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such original assignment and/or transfer documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit to Buyer, and (ii) deliver into Escrow the originals of such Letters of Credit or other applicable documents. Seller shall be responsible for the amount of the transfer fee required under such Letters of Credit to the extent not the responsibility of the corresponding tenant. Until each such Letter of Credit is effectively assigned and/or reissued in the name of Buyer in accordance with its respective terms, Seller agrees to cooperate with Buyer, at no material expense or liability to Seller, in connection with the assignment and reissuance of such Letters of Credit and otherwise in order to afford Buyer the practical benefits of such Letters of Credit, including, without limitation, drawing thereupon at the direction of Buyer and remitting the proceeds thereof to Buyer, all of which obligations shall survive the Closing.

8.5 Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants on an estimated or other basis, and any other costs incurred in the ordinary course of business or the management and operation of the Property not so paid by tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall use commercially reasonable efforts to obtain billings and meter readings as of the Close of Escrow to aid in such prorations. It is the intent of the parties that all costs and expenses addressed above in this Section 8.5 be finally ascertained and paid by Seller as of the date immediately preceding the Close of Escrow, such that no proration shall be necessary under this Section 8.5.

8.6 Leasing Costs. If the Closing occurs, (i) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions and other leasing costs (collectively, the “Leasing Costs”) relating to the initial term of those Leases executed as of the Effective Date, the outstanding amounts of which are set forth on Exhibit K hereto, as such exhibit may be modified and agreed upon between the parties prior to the Contingency Date, and are designated as being the obligation of Seller, and (ii) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (a) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; (b) any New Leases (including modifications to Leases in effect as of the Effective Date) entered into after the Effective Date in accordance with the terms of Section 9.2, below, and (c) any Leasing Costs which are specifically designated as being the responsibility of Buyer as set forth in Exhibit K hereto. Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through the Escrow, provided that Seller shall have delivered to Buyer and Escrow Holder evidence of such payments and such other documents as may be reasonably requested by Buyer, including, without limitation, commercially reasonable construction lien releases and/or waivers from contractors with respect to such payments, if applicable. If, on the Closing, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing (A) Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit, (B) Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs, and (C) Buyer shall indemnify, defend and hold harmless Seller for the failure to complete such work related to such outstanding Leasing Costs for which Buyer received a credit.

8.7 Contracts. Amounts payable under the Approved Contracts shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Close of Escrow and Buyer shall pay all amounts accruing on the Close of Escrow and thereafter.

8.8 Rent Concessions. Buyer shall receive a credit against the Purchase Price at Closing equal to the amount of “rent concessions” and other tenant inducements (excluding any Leasing Costs) available to tenants under Leases which are entered into prior to the Effective Date, which are shown (or to be shown) on Exhibit L and Seller shall be responsible for the payment of all rent concessions and other tenant inducements which become due and payable (whether before or after Closing) as a result of any Lease renewals or modifications entered into by Seller prior to the Effective Date, and accordingly, Buyer shall receive a credit at Closing for all such amounts. From and after Closing, Buyer shall be solely responsible for all rent concessions and other tenant inducements that are the express responsibilities of the landlord under the Leases.

8.9 Proration Statement. At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations and adjustments to be made pursuant to this Agreement and submit a Closing Statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment (i.e. due to changed circumstances during Escrow or otherwise pursuant to this Agreement), then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the expiration of the Survival Period (other than with respect to the Final Reconciliation). Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.

9. Covenants of Seller. Seller hereby covenants with Buyer, as follows:

9.1 Contracts. Between the Effective Date and the expiration of the Property Approval Period, Seller shall not enter into any new Contracts or any amendments or modifications to the existing Contracts (collectively, “New Contracts”) which provide for more than a thirty (30) day termination provision without obtaining Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract. Subsequent to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and if Buyer does not give its consent to Seller in writing within three (3) business days after Seller provides written notice to Buyer of such New Contract, Buyer shall be deemed to have withheld its consent to such New Contract. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts. All New Contracts shall be deemed Disapproved Contracts, unless and to the extent (i) any New Contract provides for more than a thirty day termination provision and is affirmatively approved by Buyer pursuant to this Section 9.1, or (ii) Buyer otherwise affirmatively elects to assume any such New Contract.

9.2 Leases. Between the Effective Date and the expiration of the Property Approval Period, Seller shall not enter into any new Leases or any amendments, extensions or terminations (other than those unilateral rights of tenants to amend, renew, extend or terminate pursuant to the terms of any existing Leases, which rights are specifically set forth in the Leases and do not require the consent of approval of the landlord thereunder) of existing Leases which provide for other than a thirty (30) day termination provision (collectively, “New Leases”) without obtaining Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Lease. Subsequent to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into, or amend, renew, extend or terminate any New Leases without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, and if Buyer does not give its consent to Seller in writing within three (3) business days after Seller provides written notice to Buyer of such New Lease, Buyer shall be deemed to have withheld its consent to such New Lease. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of any and all proposals and/or letters of intent for such a New Lease upon the delivery or receipt thereof.

9.3 Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2, above, and except to the extent that such maintenance is the obligation of any tenant under the Leases, from the date of this Agreement until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices (including the continued maintenance of its insurance in effect on the Effective Date), (ii) maintain all present services and amenities, (iii) maintain the Property in good condition, repair and working order (but Seller shall not be required to make capital improvements, except (x) as required to keep the Property in such good condition, repair and working order or as otherwise required under any Lease, and (y) with respect to any capital improvements that are in progress as of the Effective Date, which Seller shall diligently pursue to completion as soon as reasonably practicable and which Seller shall otherwise use commercially reasonable efforts to complete the same prior to Closing), (iv) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property, and (v) perform when due, and otherwise comply with, all of Seller’s obligations and duties under the Leases and Contracts. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.

9.4 Encumbrances. From and after the Effective Date, Seller shall not encumber the Property with any mortgages, deeds of trust or other encumbrances that will affect the Property beyond the Closing Date, except as expressly permitted in this Agreement, without Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed as to easements, licenses and similar documents required in the ordinary course of business).

9.5 Notices. Seller shall provide to Buyer promptly upon the receipt thereof, any and all material written notices relating to the Property received by Seller or its property manager from any governmental or quasi-governmental instrumentality, insurance company, vendor or other party under any of the Contracts, tenant under any of the Leases, party to any lawsuit affecting the Property, or from any other entity or party, which notices are of a type not normally received in the ordinary course of Seller’s business, and which may have a material effect upon the Property.

9.6 SNDAs. Upon the written request of Buyer, and provided Buyer delivers completed drafts to Seller no later than August 10, 2017 (provided that if Buyer exercises the Extension Option in accordance with Section 3.2.1, such August 10, 2017 date shall be extended for the same period of time as the extension of the Closing Date) for Seller’s review and approval, Seller agrees to forward, concurrently with the corresponding Estoppel Certificate and at no material cost to Seller, a form of Subordination, Non-Disturbance and Attornment Agreement prescribed by Buyer’s lender (“SNDA”) to each tenant with instructions that each tenant sign and return the same to Seller (and Seller shall promptly upon receipt forward the same to Buyer) and thereafter Seller shall reasonably cooperate with Buyer in connection with obtaining an executed SNDA from each tenant under the Leases. However, it is expressly understood and agreed that the receipt of one or more SNDA in any form executed by tenants shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement.

9.7 Condition of Title. Without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, Seller shall not take any voluntary action with respect to the condition of title to the Property that would reasonably be expected to cause the Title Company to decline to issue any endorsements to the Title Policy that it previously agreed to issue, as evidenced by the pro forma Title Policy delivered to Buyer (with a copy to Seller) prior to the expiration of the Property Approval Period.

10. AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.

10.1 Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1 AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller’s representation and warranties set forth in Section 11 of this Agreement, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

Buyer’s Initials

10.1.2 No Representations. Other than the express representations and warranties of Seller contained in Section 11 of this Agreement and the “Other Documents,” as that term is defined in Section 16.5 below, neither Seller nor any of their respective affiliates, predecessors, successors, partners, members and assigns, and their respective past, present and future partners, members, officers, directors, trustees, employees, agents, lenders, representatives, attorneys and all persons acting by, through, under or in concert with the foregoing, or any of them (Seller and all of said entities and individuals are collectively referred to herein as the “Seller Group”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, directly or indirectly, oral or written, of any kind to Buyer upon which Buyer has or is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with “Governmental Regulations,” as that term is defined below, the existence or absence of Hazardous Substances on or under the Property, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used in this Agreement, the following definitions shall apply: (i) the term “Governmental Regulations” means any laws (including “Environmental Laws,” as that term is defined below), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property, (ii) the term “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 United States Code section 9601, et seq., the Resource Conservation and Recovery Act, 42 United States Code section 6901, et seq., and the Clean Water Act, 33 United States Code section 1251, et seq., (iii) “Hazardous Substances” shall mean any substance or material that is or becomes described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos or asbestos containing material, petroleum (including, without limitation, flammable explosives, crude, oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum, petroleum-based products and petroleum additives and derived substances, lead-based paint, viruses, mold, fungi or bacterial matter, the group of compounds known as polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

Buyer’s Initials

10.1.3 No Implied Warranties. Excluding any representation or warranty set forth in Section 11 of this Agreement or in the Other Documents, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller’s obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the property or other items conveyed hereunder or its operation with any Governmental Regulations.

Buyer’s Initials

10.1.4 Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in Section 11 of this Agreement and the Other Documents, the Seller Group has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items and the offering packages and memoranda distributed with respect to the Property, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same. Buyer specifically acknowledges that Seller has disclosed to Buyer the matters (collectively, “Special Disclosure Matters”) described on Schedule 1 attached hereto.

Buyer’s Initials

10.1.5 Release. AS OF THE CLOSE OF ESCROW, BUYER AND THE BUYER PARTIES HEREBY FULLY AND IRREVOCABLY RELEASE AND FOREVER DISCHARGE THE SELLER GROUP OF AND FROM ANY AND ALL MANNER OF ACTION OR ACTIONS, CAUSE OR CAUSES OF ACTION, AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, IN TORT), SUITS, DEBTS, LIENS, CONTRACTS, AGREEMENTS, PROMISES, LIABILITIES, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS OR EXPENSES, OF ANY NATURE WHATSOEVER, KNOWN OR UNKNOWN, FIXED OR CONTINGENT (COLLECTIVELY, “CLAIMS”) THAT THE BUYER PARTIES MAY HAVE OR HEREAFTER ACQUIRE AGAINST EACH AND ANY OF THE SELLER GROUP ARISING FROM OR RELATED TO IN ANY WAY THE PROPERTY, THE CONDITION OF THE PROPERTY, THIS AGREEMENT, THE OTHER DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LATENT OR PATENT CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS, COMPLIANCE WITH LAW MATTERS, THE PRESENCE, DISCOVERY OR REMOVAL OF HAZARDOUS SUBSTANCES AND OTHER ENVIRONMENTAL MATTERS WITHIN, UNDER OR UPON, OR IN THE VICINITY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS AND THE SPECIAL DISCLOSURE MATTERS. THE FOREGOING RELEASE BY BUYER AND THE BUYER PARTIES SHALL INCLUDE, WITHOUT LIMITATION, ANY CLAIMS BUYER AND/OR THE BUYER PARTIES MAY HAVE PURSUANT TO ANY STATUTORY OR COMMON LAW RIGHT BUYER MAY HAVE TO RECEIVE DISCLOSURES FROM SELLER, INCLUDING, WITHOUT LIMITATION,

ANY DISCLOSURES AS TO THE PROPERTY’S LOCATION WITHIN AREAS DESIGNATED AS SUBJECT TO FLOODING, FIRE, SEISMIC OR EARTHQUAKE RISKS BY ANY FEDERAL, STATE OR LOCAL ENTITY, THE PRESENCE OF HAZARDOUS SUBSTANCES ON OR BENEATH THE PROPERTY, THE NEED TO OBTAIN FLOOD INSURANCE, THE CERTIFICATION OF WATER HEATER BRACING AND/OR THE ADVISABILITY OF OBTAINING TITLE INSURANCE, OR ANY OTHER CONDITION OR CIRCUMSTANCE AFFECTING THE PROPERTY, ITS FINANCIAL VIABILITY, USE OR OPERATION, OR ANY PORTION THEREOF. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST IN ITS FAVOR WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF THE SELLER GROUP. IN CONNECTION WITH THE GENERAL RELEASE SET FORTH IN THIS SECTION 10.1.5, BUYER SPECIFICALLY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Buyer’s Initials

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller’s representations or warranties set forth in Section 11 of this Agreement or in the Deed, the Lease Assignment, Assignment of Contracts, Bill of Sale, or Tax Certificates or (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow.

10.1.6 California Natural Hazard Disclosure. Buyer acknowledges that any Seller owning Property located in the State of California is required to disclose if such Property lies within the following natural hazardous areas or zones: (a) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code section 8589.3); (b) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code section 8589.5 (Cal. Gov. Code section 8589.4); (c) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code section 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code section 51182 would apply) ( Cal. Gov. Code section 51183.5); (d) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code section 4125 (in which event (i) such Seller would be subject to maintenance requirements of Cal. Pub. Resources Code section 4291 and (ii) it would not be the State of California’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code section 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code section 4142) (Cal. Pub. Resources Code section 4136); (e) an earthquake fault zone (Cal. Pub. Resources Code section 2621.9); or (f) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal. Pub. Resources Code section 2694). Seller shall execute and deliver to Buyer a natural hazards disclosure statement with respect to the foregoing matters (the “Natural Hazards Disclosure Statement”). Buyer acknowledges that the Natural Hazards Disclosure Statement fully and completely discharges such Seller from its disclosure obligations under California Civil Code Section 1103, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors or omission not within its personal knowledge shall be deemed to apply. Buyer acknowledges and agrees that Buyer will independently evaluate and investigate whether any or all of such natural hazards affect the applicable Property, and Seller shall have no liabilities or obligations with respect thereto. Prior to the Contingency Date, Buyer shall execute and deliver to Seller an acknowledgement of receipt of the Natural Hazards Disclosure Statement. Buyer acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Statement may change on or following the Closing Date for such Property and that Seller has no obligation to update, modify, or supplement the Natural Hazard Disclosure Statement following such Closing Date. Buyer shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective buyers of the Property, to the extent required. BUYER ACKNOWLEDGES AND REPRESENTS THAT IT HAS EXTENSIVE EXPERIENCE ACQUIRING AND CONDUCTING DUE DILIGENCE REGARDING COMMERCIAL PROPERTIES. THIS PROVISION IS AN ESSENTIAL ASPECT OF THE BARGAIN BETWEEN THE PARTIES. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 10.1.6 shall be deemed a waiver of, or otherwise limit, impair, or affect, any of Seller’s Representations. The provisions of this Section shall survive the Closing.

10.1.7 Section 25359.7. Buyer acknowledges and agrees that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain the environmental report(s) which are part of the Due Diligence Items and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Agreement constitutes written notice to Buyer under such code section.

10.2 Survival. This Section 10 shall survive any termination of this Agreement and the Closing.

11. Seller’s Representations and Warranties. Subject to the Special Disclosure Matters and the matters contained in the Due Diligence Items, if any, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Special Disclosure Matters.

11.1 Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party.

11.3 Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

11.4 Prohibited Persons and Transactions.

11.4.1 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Seller nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to Closing or the earlier termination of this Agreement, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). During Seller’s period of ownership of the Property, Seller, and to Seller’s Knowledge, its employees and any person or entity (“Person”) acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Seller is not entering into this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

11.4.2 Prohibited Transactions. Seller shall not, directly or indirectly, use, lend or otherwise make available the proceeds paid to it under this Agreement to any subsidiary, joint venture partner or other person or entity to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Prohibited Person.

11.5 Leases. Other than the Leases listed on Exhibit I hereto and any New Leases executed in accordance with Section 9.2, above, Seller is not a party to any other leases, licenses or other occupancy agreements with respect to the leasing or occupancy of the Property. Buyer acknowledges and agrees that the expiration of any Lease or New Lease on or prior to Closing shall not constitute a change of representation or warranty under this Article 11. With respect to the Leases, (i) all of the Leases are in full force and effect except as otherwise set forth on Exhibit I; (ii) to Seller’s knowledge, neither Seller nor any tenant is in monetary default beyond any applicable notice and cure period or has given written notice of any existing material non-monetary default under any of the Leases; (iii) except as set forth on Exhibit K and Exhibit L attached hereto, there are no Leasing Costs, rent concessions, or other tenant inducements that remain unpaid, unapplied, or otherwise outstanding with respect to any Lease, including in connection with any amendment or supplement to, or modification of, any Lease; (iv) to Seller’s knowledge, Seller has not received any written notice that any tenant under any Lease is a party to any bankruptcy or insolvency proceeding (other than as a creditor) or is otherwise insolvent; (v) unless noted on Exhibit M, no Tenant is more than thirty (30) days in arrears on the payment of rent; and (vi) Exhibit N includes a true, correct, and complete list of all security deposits (including Letters of Credit) actually held by Seller with respect to the Leases as of the Effective Date (to be updated as of the Closing Date).

11.6 Legal Compliance. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof currently violates any Governmental Regulations applicable to the Property.

11.7 Litigation. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received written notice of any litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or, to Seller’s knowledge, threatened in writing against or involving Seller relating to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof.

11.8 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.9 Contracts. Seller has not entered into any Contracts or other service or equipment leasing contracts relating to the Property that will be binding on Buyer or the Property after the Closing, except for the Contracts or Approved Contracts disclosed in Exhibit J hereto. To Seller’s knowledge, Seller is not in monetary default and neither party has given written notice of any existing material non-monetary default under the Approved Contracts.

11.10 ERISA. Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

11.11 No Options. Except as otherwise set forth in the Leases, Seller has not granted any party (other than Buyer) any option, right of first refusal, right of offer, or other right to purchase or negotiate to purchase all or any part of the Property.

11.12 Subsequent Changes. If after the Effective Date Seller obtains knowledge of any fact or circumstance which would materially and adversely change one of its foregoing representations or warranties, then Seller will promptly give notice of such changed fact or circumstance to Buyer. Upon Buyer becoming aware of any fact which would materially and adversely change any of the representations or warranties contained in this Section 11, except for the representations and warranties in Section 11.5 (other than with regard to any Lease with a Major Tenant, any monetary default (beyond applicable notice and cure periods), or an event of bankruptcy or insolvency proceeding), or elsewhere in this Agreement or in any Other Document (“Seller’s Representations”) or would otherwise constitute a breach thereof by Seller, Buyer, as its sole and exclusive remedy at law or in equity, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer; provided, however, if such material adverse change arose out of the willful act, or intentional failure to act, by Seller or another member of the Seller Group, the terms of Section 16.1 shall apply. Any such election shall be made by Buyer not later than the Closing Date; provided, however, if Buyer becomes aware of such fact from other than Seller, Buyer shall promptly notify Seller thereof. Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller shall have the right, in its sole discretion, within the earlier of three

(3) business days following receipt of such election from Buyer or the Closing Date, to elect by written notice to Buyer to cure such matter prior to Closing. If Seller makes such foregoing election, then Buyer’s original notice under clause (ii) above shall be deemed Buyer’s election to not terminate this Agreement and proceed pursuant to clause (i) above. If Buyer does not timely elect to terminate this Agreement pursuant to this Section 11.12, then Buyer shall be deemed to have (i) irrevocably elected to waive its rights to terminate this Agreement pursuant to this Section 11.12, (ii) elected to acquire the Property on the terms set forth in this Agreement, and (iii) waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in its notice to Buyer or of which Buyer becomes aware prior to Closing and Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all such disclosures. Anything contained herein to the contrary notwithstanding, if (x) Buyer has knowledge of any inaccuracy in any of Seller’s representations and warranties contained herein or in any Other Document, whether as a result of notice from Seller, Buyer’s own investigations or inquiries or otherwise, or (y) any information contained in any material provided or made available to Buyer by Seller at least three (3) business days prior to the Closing Date, or received by Buyer from any third party (including without limitation any report provided to Buyer by any contractor or consultant engaged by Buyer in connection with Buyer’s investigation of the Property) is in any way materially inconsistent with any of Seller’s Representations, whether or not actually known to Buyer, and notwithstanding clause (x) and clause (y) Buyer nonetheless proceeds with the Closing of the transactions contemplated hereby, then Seller’s representations and warranties shall be deemed qualified and amended or modified to the full extent of Buyer’s knowledge and such inconsistent information, Buyer shall be deemed to have accepted and approved Seller’s representations and warranties as so qualified and amended or modified, and Buyer shall have no right or remedy, and Seller shall have no obligation or liability, on account thereof. In no event shall Seller be liable to Buyer for (except to the extent expressly elected by Seller pursuant to this Section 11.12, above), or be deemed to be in default under this Agreement by reason of, any breach of a representation or warranty if Buyer had knowledge thereof prior to Closing and Buyer nonetheless proceeded to Closing hereunder. For the purposes of this Section, Buyer’s knowledge shall mean Buyer’s knowledge, as described in clause (x) in this Section above or Buyer’s obtaining the materially inconsistent information described in clause (y) in this Section above. Without limitation of the foregoing, consistent with Section 4.3.4, and subject to the terms and conditions of Sections 11.13, 11.14, and 16.5, the representations and warranties contained in this Section 11 shall be deemed remade by Seller as of the Closing, except that with respect to Section 11.5, only subsections (i), (iii), (v), and (vi) shall be remade as of Closing, and further provided that Exhibits I, K, L, M and N may be updated by Seller to account for changes in facts and circumstances occurring in the ordinary course of the operation of the Property in accordance with the terms of this Agreement.

11.13 Seller’s Knowledge. Whenever phrases such as “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases are used in the foregoing representations and warranties or otherwise used herein with regard to the “knowledge” of Seller, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller’s Representative, who Seller represents and warrants is the individual that is responsible for the asset management of the Property and who possesses the most first-hand knowledge regarding the Property and the operation thereof. No duty of inquiry or investigation on the part of Seller or Seller’s Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s current actual knowledge, and in no event shall Seller’s Representative have any personal liability therefor.

11.14 Survival. All of the foregoing representations and warranties of Seller, as updated as of the Closing in accordance with the terms of this Agreement, will survive Closing for a period of nine (9) months after the Closing Date and thereafter during the pendency of any claim with respect to a breach thereof made during such nine-month period (the “Survival Period”). No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a “legal action” thereon within said nine (9) months, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

12. Buyer’s Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer, which shall be true and correct as of the date of this Agreement and as of the Closing and shall survive Closing:

12.1 Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into this Agreement and has or will be taken with respect to the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2 No Conflict. Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

12.3 Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

12.4 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Buyer nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to Closing or the earlier termination of this Agreement, will they become a “Prohibited Person”). Buyer, and to Buyer’s knowledge, its employees and any Person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Buyer is not entering into this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.

13. Casualty and Condemnation.

13.1 Material Casualty. In the event that prior to the Close of Escrow the Real Property, or any material portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement in which event the Deposit and all interest accrued thereon shall be promptly returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the provisions of Section 4.4 shall apply, or (ii) to accept the Real Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller and Seller shall endeavor to cause the applicable insurer or insurers to consent to such assignment prior to the Closing. If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this paragraph, Buyer shall be deemed to have elected the alternative under clause (ii) above. If Buyer elects (or is deemed to have elected) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.2 Non-Material Casualty. In the event that prior to the Close of Escrow there is any non-material damage to the Real Property, or any part thereof, and no Tenant of all or a portion of the Property is obligated by the terms of its Lease to repair such damage or destruction, Seller shall, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact, or in the event Buyer otherwise elects that Seller shall not repair or replace such damage or destruction prior to the Closing, Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and Buyer shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller, and only if and to the extent such deductible is not any Tenant’s responsibility under any Lease. and Seller shall endeavor to cause the applicable insurer or insurers to consent to such assignment prior to the Closing. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3 Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be promptly returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking (other than any award or proceeds applicable to pre-Closing periods, for example in the case of a temporary taking) and Seller shall endeavor to cause the applicable condemning authority or authorities to consent to such assignment to Buyer as prior to the Closing. If Buyer fails to deliver written notice to Seller of Buyer’s election within the time period specified in this paragraph, Buyer shall be deemed to have elected alternative (ii) above. If Buyer elects (or is deemed to have elected) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.4 Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking (other than any award or proceeds applicable to pre-Closing periods, for example in the case of a temporary taking) and Seller shall endeavor to cause the applicable condemning authority or authorities to consent to such assignment to Buyer as prior to the Closing. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5 Materiality Standard. For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage shall exceed either Two Million Five Hundred Thousand and No/100 ($2,500,000.00) or Two Million Five Hundred Thousand and No/100 ($2,500,000.00), (ii) the amount of the condemnation award with respect to such taking shall exceed either Two Million Five Hundred Thousand and No/100 ($2,500,000.00) with respect to or Two Million Five Hundred Thousand and No/100 ($2,500,000.00), or (iii) such damage or taking would permit any Major Tenant with more than twelve (12) months remaining in its lease term to terminate its Lease.

13.6 Notice of Casualty and Condemnation; Consent to Assignment. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property. In the event that Seller shall fail to obtain prior to Closing any insurer’s consent to the assignment of Seller’s rights to insurance proceeds in accordance with the provisions of this Section 13, then from and after the Closing and until such consent is obtained (if at all), Seller shall diligently pursue such consent and diligently prosecute the applicable insurance claims, shall not adjust or settle any claims without the prior consent of Buyer, and shall promptly upon receipt of any insurance proceeds deliver the same to Buyer. Seller’s obligations under this Section 13.6 shall survive the Closing.

14. Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally or by Federal Express (or other reputable overnight delivery service) as follows:

To Buyer:	At Buyer’s Notice Address set forth in the Summary and Definition of Basic Terms.

To Escrow Holder:	At Escrow Holder’s Address set forth in the Summary and Definition of Basic Terms.

or to such other address or such other person as the addressee party shall have last designated by Notice to the other party. Any Notice will be deemed given on the date of receipted delivery, the date of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. Notwithstanding the foregoing, to the extent a Notice is (i) delivered via electronic mail, and (ii) the original of which is delivered within one (1) business day thereafter personally or via overnight delivery service as identified hereinabove, then such Notice shall be deemed given upon the date of transmission of such e-mail. In any event, the party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail (provided that such email notice shall not constitute a formal notice under the terms of this Section 14).

15. Broker Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity other than to Broker pursuant to a separate written agreement between Seller and Broker. Each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller or the acquisition of the Property by Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

16. Default.

16.1 Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller and Seller does not cure such failure by the earlier of (a) September 29, 2017 or (b) within five (5) business days of receipt of written notice thereof from Buyer, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit, in which event (y) Seller shall reimburse Buyer for its actual out-of-pocket third-party costs incurred in connection with this Agreement and the transactions contemplated hereby within thirty (30) days after Seller’s receipt from Buyer of invoices or receipts (provided that in no event shall Seller’s reimbursement obligation pursuant to this Section 16.1 exceed Three Hundred Thousand and No/100 Dollars ($300,000.00)), and (z) both Buyer and Seller will otherwise be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) Buyer may seek specific performance of this Agreement. Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred. Notwithstanding the foregoing to the contrary, in the event the remedy set forth in subpart (ii) above is unavailable (or so impractical as to be deemed unavailable) as a result of the willful act or acts of Seller taken with the intent to frustrate such remedy, then Buyer shall be entitled to pursue all its rights and remedies at law and in equity with respect to such Seller default. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.

16.2 Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER’S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

SELLER’S INITIALS	BUYER’S INITIALS

16.3 Waivers. AS A MATERIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES FOR ANY DEFAULT BY SELLER (A) ANY RIGHT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE, PART 2, TITLE 4.5, SECTION 4.05 THROUGH 4.05.61 OR ANY OTHER SIMILAR STATE OR FEDERAL STATUTE, OR AT COMMON LAW OR OTHERWISE TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTY UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY, (B) ANY RIGHT TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER, EXCEPT TO THE EXTENT EXPRESSLY PERMITTED IN SECTION 16.1 ABOVE, AND (C) ITS RIGHT TO BRING ANY ACTION THAT WOULD IN ANY WAY AFFECT TITLE TO OR RIGHT OF POSSESSION OF ALL OR ANY PORTION OF THE PROPERTY, EXCEPT FOR AN ACTION FOR SPECIFIC PERFORMANCE UNDER SECTION 16.1 ABOVE. BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389 AND ANY SIMILAR STATE OR FEDERAL STATUTE. BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE CLOSING, BUYER SHALL NOT HAVE ANY RIGHT, TITLE OR INTEREST IN AND TO THE PROPERTY OR ANY PORTION THEREOF UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. BUYER HEREBY EVIDENCES ITS SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING ITS SIGNATURE OR INITIALS IN THE SPACE PROVIDED HEREINAFTER.

BUYER’S INITIALS	SELLER’S INITIALS

16.4 Indemnities; Defaults After Closing or Termination. The limitations on the parties’ remedies set forth in Sections 16.1 and 16.2, above, will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event such other party fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party’s breach of such representation or warranty discovered after such Closing or with respect to any breach or default of any covenant that survives Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages under or in connection with this Agreement. This Section 16.4 shall survive any termination of this Agreement and the Closing.

SELLER’S INITIALS	BUYER’S INITIALS

16.5 Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller or Seller’s property management company, have any personal liability under this Agreement. Seller on its own behalf and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Except only with regard to the reconciliation of prorations and remittance of rents in accordance with Section 8 of this Agreement, and the commission payment obligations in accordance with Section 15 of this Agreement, and notwithstanding anything else to the contrary contained herein: (i) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty, indemnity and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed Three Million and No/100 Dollars ($3,000,000.00) (the “CAP Amount”); and (ii) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the CAP Amount set forth in clause (i) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Buyer agrees to first seek recovery under any insurance policies, title policies and other applicable agreements prior to seeking recovery from Seller, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from such insurance policies, title policies or other applicable agreements. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller be liable for any consequential damages of Buyer or any punitive or special damages with respect to Seller’s obligations under this Agreement, the Other Documents or otherwise with respect to the Property. This Section 16.5 shall survive any termination of this Agreement and the Closing.

17. Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion, and no such approved assignment shall relieve Buyer from its liability under this Agreement. Seller consents in advance to one or more assignments, from time to time, of all or part of Buyer’s interest in this Agreement by Buyer (or its permitted assignees hereunder) to any entity directly or indirectly controlling, directly or indirectly controlled by, or directly or indirectly under common control with Buyer or the management team of City Office REIT, Inc., provided that (a) Buyer shall send Seller written notice of such assignment or assignments at least ten (10) business days prior to Closing, which notice shall reasonably include the legal name and control of the proposed assignee(s), (b) Buyer and the proposed assignee(s) shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder unless expressly agreed otherwise by Seller in writing, and (d) in no event shall any assignment of this Agreement materially interfere with or restrict Seller’s ability to qualify the sale of the Property as an exchange of like-kind property in accordance with the terms of Section 19 below. Additionally, Buyer shall be permitted to freely assign, from time to time, all or a part of its interest in this Agreement to a “qualified intermediary” in connection with a “like-kind exchange” under Section 1031 of the Internal Revenue Code of 1986, subject to subparts (a)-(d) of this Section.

18. Miscellaneous.

18.1 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

18.2 Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4 Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom. This Section 18.5 shall survive any termination of this Agreement and the Closing.

18.6 Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

18.7 Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence in this Agreement as to each and every term, condition, obligation and provision hereof in which time is an element of performance and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.

18.8 Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

18.9 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller Group and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

19. 1031 Exchange. Upon the request of a party hereto (the “Requesting Party”), the other party (the “Cooperating Party”) shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

20. Confidentiality. Buyer agrees that, (a) except as otherwise provided or required by valid law and rules and regulations enacted in accordance therewith, including without limitation, the rules and regulations promulgated from time to time by the United State Securities and Exchange Commission and similar authorities, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s employees, paralegals, attorneys and/or consultants, lender and investors, and prospective lenders and investors, in connection with Buyer’s evaluation of this transaction, prior to Closing (and thereafter if the Closing does not occur hereunder) (i) Buyer, Buyer’s Parties and Buyer’s agents and consultants (collectively, the “Buyer’s Representatives”), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, together with all other materials prepared by or for Buyer, with or that contain any such information, including, without limitation, the Due Diligence Items and all information regarding Buyer’s acquisition or ownership of the Property, strictly confidential, (ii) Buyer and Buyer’s Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Seller, members of the Seller Group, Buyer and Buyer’s Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of the other except to the extent otherwise permitted under Section 21 below. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, each party acknowledges and agrees that the other shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20, the actual breach of which shall constitute a default hereunder by such breaching party. In addition, Buyer agrees that the provisions of this Section 20 shall supersede any prior confidentiality or access agreements made by Buyer (or its affiliate) in favor of Seller as of the date of this Agreement. The provisions of this Section 20 shall survive any termination of this Agreement but shall not survive the Closing. For the avoidance of doubt, any breach of this Section 20 by Buyer shall give rise to the remedies set forth herein (i.e., a claim for actual damages), but shall not entitle Seller to liquidated damages pursuant to Section 16.2.

21. Press Release; Disclosure of Information. Notwithstanding any provision to the contrary set forth in this Agreement, Seller and Buyer shall be entitled at any time to (i) make any required disclosures in filings with the Securities Exchange Commission or in connection with audits or the offering of securities; provided, however, that prior to Closing, such disclosures or filings shall in no event disclose the allocation of the Purchase Price among the Buildings or any capitalization rate other than on a cumulative and pro-forma, portfolio-wide basis, and/or (ii) following the expiration of the Property Approval Period (i.e., the timely delivery of Buyer’s Notice to Proceed and the Additional Deposit), make disclosures on investor/earnings calls or meetings and/or issue press releases in the ordinary course of business announcing (1) that such party is under contract to sell or buy (as the case may be and without identifying the other party specifically or, with regard to Seller, any additional information beyond what is expressly allowed hereunder that would identify Seller, the Property (which may be identified solely by the cumulative square footage and the number of buildings comprising the Property, and the City in which the Property is located), (2) the Purchase Price for the Property (excluding any allocation information of the Purchase Price among the Buildings (3) with respect to Buyer, the amount of the non-refundable Deposit, (4) the anticipated Closing Date, and (5) the capitalization rate on a cumulative and pro-forma, portfolio-wide basis; provided, however, that a party shall not specifically identify the other in any such disclosures without obtaining the prior written consent of the party to be identified. Following the Closing, each party may freely make disclosures and press releases regarding the transaction contemplated by this Agreement and the Property and no such disclosure or press release shall include an allocation of the Purchase Price among the Buildings and any disclosure of an actual capitalization rate shall be consistent with a determination as reconciled between Seller and Buyer for public disclosure (with regard to which the parties hereby agree to use commercially reasonable efforts to establish the same prior to the Contingency Date). The provisions of this Section shall survive Closing for a period of one (1) year.

22. Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

23. Drafts Not an Offer to Enter Into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in its respective sole discretion, and both Seller and Buyer have fully executed, delivered and received each other’s counterpart of this Agreement.

24. Joint and Several Liability. All entities constituting “Buyer” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by Buyer.

25. Marketing. From and after the Effective Date, Seller agrees that it shall not either, directly or indirectly via instructions to its brokers, offer to sell or solicit any offers to purchase or negotiate for the sale or the disposal of the Property with any party other than Buyer; provided, however, that from and after the Contingency Date, Seller may entertain, discuss, and negotiate unsolicited offers for the purchase of the Property solely on a “back-up” basis, provided that all such offerors and other interested parties are made aware of the existence of a binding and enforceable purchase agreement for the purchase and sale of the Property. Further, from and after the Effective Date, Seller shall suspend all active marketing initiatives during the term of this Agreement.

26. Information and Audit Cooperation. At Buyer’s request, at any time within seventy-two (72) days following the Closing, Seller shall, upon reasonable prior written notice and without being required to incur any material out-of-pocket expense or liability, provide Buyer’s designated independent auditor access to the books and records of the Property in Seller’s possession that are necessary for the compliance with Buyer’s and/or City Office REIT, Inc.’s obligations under Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. In providing any information and responding to any requests pursuant to this Section 26, (i) Seller makes no representation or warranty, express, written, oral, statutory or implied, and all such representations and warranties are hereby expressly excluded and disclaimed, and (ii) Buyer acknowledges that Buyer shall not be entitled to bring any claim against Seller based on the items delivered pursuant to this Section 26. Buyer shall reimburse Seller for Seller’s actual, documented, out-of-pocket costs and expenses incurred in connection with providing information and responding to requests pursuant to this Section 26, which reimbursement obligation shall not exceed $10,000.00.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

“SELLER”	a Delaware limited partnership

	By:	a Maryland corporation, its General Partner

By:
Name:
Title:

By:
Name:
Title:

“BUYER”	CITY OFFICE DEVELOPMENT, LLC,
a Delaware limited liability company

By:
Name:
Title:

JOINDER BY ESCROW HOLDER

Escrow Holder (as defined in Section 8 of Article I above) hereby acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein. Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: July , 2017	FIDELITY NATIONAL TITLE INS. CO.

By:
Name:
Title: